                                                                       EXHIBIT 1

                        STOCK PURCHASE AND SALE AGREEMENT


         THIS AGREEMENT is made as of the 30th day of September, 1998, by and between Les Friedland ("Friedland"), Dan Lesnick ("Lesnick"), Howard W. Moore and Helene Z. Moore, Trustees of the Howard W. Moore and Helene Z. Moore Revocable Trust, dated November 1, 1996 ("Moore Trust"), Howard Moore Associates, Inc. Defined Benefit Plan & Trust (Moore Plan"), Howard Moore Associates, Inc., a Nevada corporation, ("Moore Inc.") and Howard W. Moore ("Howard Moore")(all of the foregoing persons or entities involving Howard Moore are referred to herein collectively as "Moore")(all of the foregoing sometimes hereinafter referred to individually and collectively as "Seller" or "Sellers"), Futech Interactive Products, Inc., an Arizona corporation ("Buyer"), and Vincent
W. Goett ("Goett").

                                R E C I T A L S:

         A. Sellers own 5,219,046 shares of common stock, no par value ("Common Stock"), of Janex International, Inc., a Colorado corporation (said corporation, and any and all subsidiaries of said corporation, are hereinafter referred to collectively as the "Corporation"). The shares of Common Stock of the Corporation owned by the Sellers is sometimes referred to herein as the "Stock."

         B. The Corporation owns and operates a business (the "Business") designing, developing, manufacturing and marketing children's toys, coin and gumball banks, flashlights, battery-operated toothbrushes and "wet pets," and activities relating thereto, under the trade name "Janex." The Business is operated at the following address:

                                  615 Hope Road
                             Building 1, First Floor
                          Eaton Town, New Jersey 07724

         C. Sellers are owed money by the Corporation under the "Sellers' Receivables" described in Section 1.2 below.

         D. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Stock and Sellers' Receivables, all in accordance with the terms and conditions set forth below (the "Transaction").

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   T E R M S:

         1. PURCHASE AND SALE.
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         1.1 Each Seller hereby sells to Buyer, the Stock owned by such Seller as set forth below and Buyer hereby purchases said Stock, on the terms and conditions set out herein. The shares of Stock owned by each Seller are as follows:

                           Seller                                 Stock
                           ------                                 -----
                           Friedland                             627,000
                           Lesnick                               528,000
                           Moore Trust                         2,386,184
                           Moore Plan                            718,177
                           Moore Inc.                            959,685
                                                              ----------
                                                               5,219,046

         Immediately after these transfers, the ownership of the Common Stock of the Corporation will be as follows:


Shareholder                                    Common Shares                % of Common Shares
-----------                                    -------------                ------------------
Buyer                                            5,219,046                       52.3890%
Other Shareholders                               4,743,059                       47.6110%
                                                 ---------                       -------
            TOTAL                                9,962,105                       100.0000%
                                                 =========                       ========

         Also outstanding are options to purchase 76,250 shares of Common Stock, held by a former employee of the Corporation named Mike Manahan. Warrants (at approximately $.64) for 100,000 shares of Common Stock are owned by Deco Disc. There are 1,725,000 public warrants outstanding, having an exercise price of $7.50 each. Assuming exercise of the warrants and options described above, there would be 11,863,355 common shares outstanding.

                  The Corporation is authorized to issue 20,000,000 shares of Common Stock, of which none are held in the Corporation's treasury. The Corporation is also authorized to issue 5,000,000 preferred shares, no par value, some of which were previously issued, but were reacquired by the Corporation in exchange for the issuance of Common Stock. None of the preferred shares are issued or outstanding and none are held in the Corporation's treasury.

                  1.2 The Seller named below, sells to Buyer the debt owing from the Corporation to such Seller, as follows:

                           (a) Promissory Note, dated October 6, 1993, payable
                  by the Corporation to Friedland, in the original principal amount of $560,000.00. Friedland represents and warrants the balance of said debt to be $280,000.00 of principal, plus $79,800.00 of accrued interest as of August 31, 1998. An additional Promissory Note, dated June 28, 1996, payable by Janex Corporation to Friedland, in the original principal amount of $115,000.00. Sellers represent and warrant the balance of said debt to be $115,000 of principal, plus $32,750 of accrued interest, as of August 31, 1998. The total of said indebtedness is $507,550.00, principal and interest, as of August 31, 1998.

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                           (b) Promissory Note, dated October 6, 1993, payable
                  by the Corporation to Lesnick, in the original principal amount of $420,000.00. Sellers represent and warrant the balance of said debt to be $220,000.00 of principal, plus $62,700.00 of accrued interest as of August 31, 1998, for a total owing as of that date of $282,700.00.

                           (c) Eleven (11) Promissory Notes of various amounts
                  and dates between April 30, 1996 and June 9, 1997, totaling $615,000.00 in principal, payable by the Corporation to the Moore Trust. Sellers represent and warrant the balance of said debt to be $615,000.00 in principal, plus $104,782.06 of accrued interest as of August 31, 1998, for a total owing as of that date of $719,782.06.

                  This Agreement shall act as a bill of sale and assignment of interest wherein each Seller transfers to Buyer the debt or debts described above as owing to such Seller, and all security interests, all rights to collateral, and all other rights associated with said debts (collectively "Sellers' Receivables"), and Sellers instruct the Corporation to pay all amounts due under said debts directly to Buyer. This document shall also act as a transfer of the UCC-1 Financing Statement filing relating to said debts. Sellers agree to execute and deliver to Buyer immediately upon request any and all documents necessary or appropriate to effectuate the transfers described above, including but not limited to Financing Statement filings transferring the existing Financing Statements to Buyer.

                  Each Seller, represents and warrants as to the debt or debts described above as owing to such Seller, that the debt or debts are valid debts of the Corporation owing to such Seller, that the Seller owns the rights relating to said debts, has not transferred or encumbered those rights, and is transferring those rights free and clear of any and all liabilities, and that the debts are secured with perfected financing statements creating a valid first position lien against all assets of the Corporation pledged as collateral for the debts.

         2. PURCHASE PRICE.

                  2.1 The purchase price for the Stock and Seller's Receivables, subject to adjustment as described below, shall be the sum of $1,500,000.00, payable as follows:

                           (a) 1,240,965 shares of Preferred Stock (defined
                  below) of Buyer, to be issued to Friedland as soon as practicable after the execution of this Agreement, which, when valued at $.20 per share, have an agreed value of $248,193;

                           (b) 743,285 shares of Preferred Stock of Buyer, to be
                  issued to Lesnick as soon as practicable after the execution of this Agreement, which, when valued at $.20 per share, have an agreed value of $148,657.00;

                       (c) 1,765,750 shares of Preferred Stock of Buyer, to be
                  issued to Moore (as Moore shall designate) as soon as practicable after the execution of this Agreement, which, when valued at $.20 per share, have an agreed value of $353,150.00;

                           (d) $248,193.00 payable to Friedland, without
                  interest, in full in cash or cash equivalent, on the later to occur of ninety (90) days after the date of this Agreement or 30 days after the closing by Buyer of Buyer's reverse merger into the Corporation. Said obligation shall be evidenced by a promissory note in the form of Exhibit 2.1(d) attached hereto. The note shall bear interest at the rate of ten percent (10%) per annum from the date of the note, if not paid when due;

                           (e) $148,657.00 payable to Lesnick, without interest,
                  in full in cash or cash equivalent, on the later to occur of ninety (90) days after the date of this Agreement or 30 days after the closing by Buyer of Buyer's reverse merger into the Corporation. Said obligation shall be evidenced by a promissory note in the form of Exhibit 2.1(d) attached hereto. The note shall bear interest at the rate of ten percent (10%) per annum from the date of the note, if not paid when due; and

                           (f) $353,150.00 payable to Moore (as Moore shall
                  designate), without interest, in full in cash or cash equivalent, on the later to occur of ninety (90) days after the date of this Agreement or 30 days after the closing by Buyer of Buyer's reverse merger into the Corporation. Said obligation shall be evidenced by a promissory note in the form of Exhibit 2.1(d) attached hereto. The note shall bear interest at the rate of ten percent (10%) per annum from the date of the note, if not paid when due.

                  The term "Preferred Stock" as used above means the Series A Preferred Stock of Buyer, said stock to have the same rights and restrictions as all other preferred stock of Buyer has at the time the Preferred Stock is issued to Sellers as called for above.

                  The $1,500,000.00 purchase price described above is allocated $200,000.00 to the Stock and $1,300,000.00 to Sellers' Receivables.

                  2.2 The obligations of Buyer in subsections 2.1 (d), (e) and
         (f) above are hereby personally guaranteed by Goett.

                  2.3 No representation or warranty is made by Buyer as to the value of the shares of the Preferred Stock of Buyer issued pursuant to this Section, and Sellers take full risk and responsibility if the value of said shares is not the value specified above in this Section.

         3. LIABILITIES.

                  3.1 Buyer agrees to obtain, by the later to occur of ninety
         (90) days after the date of this Agreement or 30 days after closing by Buyer of Buyer's reverse merger into the Corporation, the release of Friedland, Lesnick and Moore from their personal obligation or guaranty of the

         Corporation's line of credit with Tinton Falls State Bank, but the liability of Buyer under this subsection shall be limited to the maximum amount of $300,000.00, excluding interest, costs, attorneys' fees and other charges (the "Tinton Bank Obligation"). Buyer irrevocably agrees to defend, indemnify and hold Friedland, Lesnick and Moore free and harmless from any claim, suit, obligation, liability, loss, cost and expense (including attorneys' fees) arising out of or related to the Tinton Bank Obligation, but only as to the first $300,000.00 of said debt. Sellers guaranty that all proceeds from all advances on the Tinton Bank Obligation made after September 1, 1998 have been and will be applied to pay normal operating expenses of the Corporation.

                  3.2 The parties acknowledge and agree that the Corporation is to be liable as of the Closing for only the following liabilities (the "Approved Liabilities"):

                           (a) The obligations and liabilities as shown in the
                  Corporation's Financial Statement, Form 10-QSB, for the quarter ended June 30, 1998 ("June 98 Financial Statement");

                           (b) Normal trade payables for services and products
                  received or receivable by the Corporation, incurred in the ordinary course of the Business, after the date of the June 98 Financial Statement;

                           (c) The Corporation's obligations under the leases
                  and other contracts identified on Schedule 3.2(c) attached hereto and hereby made a part hereof; and

                           (d) Payroll and payroll tax obligations for employees
                  for not more than the most recent pay period prior to the Closing, plus only the employee benefits identified on
                  Schedule 3.2(d) attached hereto and hereby made a part hereof.

                  Attached hereto as Schedule 3.2 is a calculation made by the parties as to net liabilities of the Corporation. The parties agree that a similar calculation will be done at the later to occur of ninety
         (90) days after the date of this Agreement or thirty (30) days after the closing by Buyer of Buyer's reverse merger into the Corporation, using figures as of the Closing, with however the Accounts Receivable number being the dollar amount of said receivables which were outstanding as of the Closing and actually collected between the Closing and the date as of which the calculation is being done. If the result of the calculation is net liabilities exceeding $1,615,000.00, then that portion in excess of $1,615,000.00 shall proportionately reduce the principal of the amounts owing to the Sellers under subsections 2.1(d) through (f) above and proportionately increase the Preferred Stock to be issued to Sellers under subsections 2.1 (a) through (c) above. Except as provided for in Section 6 below, the provisions of the foregoing sentence shall be the sole remedy for a breach of the provisions of this Section 3.2.

                  3.3 Specifically, but not in limitation of the foregoing, the Corporation shall be free from the following liabilities:

                           (a) Any federal, state or local income taxes through
                  the date of Closing, except for those reserved against in the Corporation's Financial Statements or arising as a consequence of or related to the transactions contemplated by this Agreement;

                           (b) Any labor, discrimination, harassment or similar
                  claims;

                           (c) Any environmental liability claims;

                           (d) Any negligence, conversion, tortious interference
                  or other tort claims, or claims for infringement of trade name, patent, or copyright, or other intangible right;

                           (e) Any liability associated with any litigation or
                  other proceeding pending or threatened at the time of the Closing, and not identified on Schedule 6.9 attached hereto and hereby made a part hereof;

                           (f) Any contractual liability for contracts not
                  disclosed to and agreed upon by Buyer, or any liability to or for employees or employee benefits not expressly agreed upon by Buyer, other that any such contracts, liabilities and benefits shown in the Corporation's Financial Statements or otherwise disclosed to Buyer in writing.

         4. CLOSING. The closing of the Transaction (the "Closing") shall occur simultaneously and automatically with the complete signing of this Agreement, subject to delivery of the following:

                  4.1 Sellers shall deliver to Buyer, the certificates for the Stock duly endorsed or accompanied by duly endorsed Stock Assignments Separate from Certificate.

                  4.2 Sellers shall deliver executed UCC Financial Statement assignments of the UCC-1s on file against the Corporation and held by one or more of the Sellers.

                  4.3 Buyer shall deliver to the Sellers, duly executed Promissory Notes, as required by subsections 2.1 (d) through (f).

                  4.4 Buyer shall deliver the Preferred Stock as required by subsections 2.1 (a) through (c).

         5. POST-CLOSING TRANSACTIONS. Sellers acknowledge and understand and agree that Buyer intends immediately after the Closing to convert Sellers' Receivables to common and preferred stock of the Corporation. That preferred and common stock will be all of the authorized but unissued shares of stock of the Corporation, that are not reserved for issuance, which Sellers represent to be approximately 8,000,000 shares of common stock and 5,000,000 shares of preferred stock.

         Sellers represent and warrant that Friedland, Lesnick and Alex Hudges, are the sole current directors of the Corporation, and Friedland is the current president of the Corporation. Within 48 hours after the Closing, Sellers represent, warrant and guaranty that the board of directors of the Corporation, will hold a special meeting of the board of directors. At that meeting, the board will consider and act upon a proposal to convert Sellers' Receivables to the common and preferred shares of stock of the Corporation as described above in this Section, and will authorize all actions necessary or appropriate to accomplish that conversion. Sellers represent and warrant that the directors have full authority to consider and authorize said conversion, without the aid, consent, vote or other action of any person or entity, including but not limited to the shareholders of the Corporation. Buyer acknowledges and understands that in order for the Corporation to issue new shares of preferred stock, that a Certificate of Determination of Rights, Preferences, Privileges and Restrictions (or similar document) may have to be prepared and filed with the Colorado Secretary of State before any such shares may be issued. Sellers acknowledge and understand that in order for Buyer to issue new shares of preferred stock, a Certificate of Determination of Rights, Preferences, Privileges and Restrictions (or similar document) may have to be prepared and filed with the State of Arizona before any such shares may be issued.

         Sellers will cooperate with Buyer in the appointment of a new board of directors selected and/or approved by Buyer. Provided, that, Buyer understands and acknowledges that new directors may not participate on the board until there is compliance with Section 14(f) of the Securities Exchange Act of 1934 ("Exchange Act"). Buyer agrees to be responsible for all costs and expenses involved with the preparation and filing of all reports or documents required to be filed under the Securities Act of 1933 or the Exchange Act, as a consequence of the transactions described in this Agreement.

         6. REPRESENTATIONS AND WARRANTIES OF SELLERS. In addition to the other representations and warranties of Sellers appearing in this Agreement, Sellers each hereby represent and warrant, as follows:

                  6.1 Due Incorporation. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. To the knowledge of Sellers, the Corporation is duly licensed or qualified to do business and is in good standing in each State where the property owned or held under lease is such as to require the Corporation to be so licensed or qualified, except those states where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition or operations of the Corporation or the Business. To the knowledge of Sellers, the Corporation has the corporate power and authority to own and operate its properties and carry on the Business as now conducted.

                  True, correct and complete copies of the corporate formation documents for the Corporation, and all operating minutes, resolutions and consents, have been delivered to Buyer. To the knowledge of Sellers, the minute book(s) of the Corporation correctly records all resolutions of the directors and shareholders of the Corporation, and the Corporation's stock records correctly reflect the ownership of stock of the Corporation.

                  6.2 Authority. Sellers have the power and authority to enter into and perform their respective obligations under this Agreement, and the documents herein required to consummate the Transaction. This Agreement constitutes the legally valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

                  6.3 Capitalization. The authorized capital stock of the Corporation as of the date of this Agreement is as shown in Section 1.1 above. No other shares of capital stock of the Corporation are outstanding. Except as set forth in Schedule 6.3, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Corporation any shares of capital stock of the Corporation, or securities or obligations of any kind of the Corporation convertible into or exchangeable for any shares of capital stock of the Corporation. To the knowledge of Sellers, all issued shares have been duly authorized, and the issued and outstanding shares of stock are fully paid, non-assessable, and were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable federal and state securities or "blue sky" laws and regulations. Sellers own of record and beneficially, and have good and marketable title to, the Stock. Sellers have provided a complete and accurate list of the identity of each shareholder of the Corporation (other than shares held in street name), and the numbers of shares of each class of stock held by each such shareholder, and such list is consistent with the capitalization information appearing in
         Section 1.1 above. Buyer acknowledges that Sellers own certain warrants of the Corporation, which unless otherwise agreed in writing with Buyer, Sellers will cancel as of the Closing.

                  No legend or other reference to any purported encumbrance appears on any certificate representing equity shares of the Corporation, except for shares issued by the Corporation in a private placement.

                  Ownership of the Stock purchased in this Transaction shall permit the owners thereof to control the Corporation for all purposes except as specifically provided by federal law or by the corporate statutes of the State of Colorado.

                  6.4 Subsidiaries. The Corporation does not own and does not have any agreement, whether written or oral, regarding rights or contracts to acquire any equity securities or other securities of any company, or any direct or indirect equity or ownership interest in any other entity, except as set forth in Schedule 6.4.

                  6.5 Financial Information. Sellers or the Corporation have furnished Buyer with true, correct and complete copies of the Corporation's financial statements and other books and records. To the knowledge of Sellers, the Corporation's financial statements were prepared in accordance with the books and records of the Corporation, have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial condition of the Corporation as of their respective dates and the results of operations and changes in financial positions for the periods then ended.

                  The Corporation's December 31, 1997 Balance Sheet has been audited by BDO Seidman, LLP, independent certified public accountants. To the knowledge of Sellers, all financial statements provided to Buyer, except for adjustments from matters raised during the audit, do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business, except as expressly specified therein.

                  At the Closing, all of the books and records of the Corporation will be in the possession of the Corporation.

                  6.6 Taxes. To the knowledge of Sellers, all federal and state income, excise, franchise, payroll, property, sales, and other tax returns required to be filed by or with respect to the Corporation (except returns not yet due) have been filed, are complete and accurately reflect in all material respects all matters therein required to be reflected, and all taxes shown on such returns to be due, and any assessments received by the Corporation with respect thereto, have been paid in full.

                  6.7 Material Changes. To the knowledge of Sellers, from the date of the most recent financial statements of the Corporation provided by Sellers to Buyer, and through the date hereof, the Business has been conducted only in the ordinary course, there have been no material adverse changes in the financial condition or operations of the Business except as set forth on Schedule 6.7, and there has been no damage, destruction or other occurrence (whether or not insured against) which materially adversely affects the financial condition or operations of the Business.

                  6.8 Title to Assets; Liens. To the knowledge of Sellers, the Corporation owns all assets it purports to own, including all assets reflected in its financial statements and information. The Corporation does not own any real property. All assets of the Corporation are free and clear of all restrictions, claims, liens, encumbrances or rights of others, other than those imposed under the Articles of Incorporation or Bylaws of the Corporation, and other than by Sellers' Receivables or the debts described in Section 3.1 above. The Stock is free and clear of any and all liens, claims and encumbrances.

                  6.9 Litigation. To the knowledge of Sellers, and except as disclosed on Schedule 6.9 attached hereto, there is no litigation, proceeding, or investigation pending against Sellers or the Business, and the Sellers have no reasonable grounds to know any basis for such litigation, proceeding or investigation.

                  6.10 Compliance with Laws. Sellers are not aware of any investigation with respect to any violation of any provision of any federal, state or local law, regulation, ordinance, order or administrative ruling, relating to the Corporation or the Business.

                  6.11 Insurance. The Corporation carries insurance against personal injury and property damage to third persons and in respect of its products and services, and other insurance, including any and all workers compensation insurance required by law. To the knowledge of Sellers, the Corporation has not received any notice that the Corporation is in default with respect to any provision contained in any insurance policy, and Sellers are not aware of any such default. Sellers have delivered to Buyer copies of all insurance policies of the Corporation.

                  6.12 Licenses. To the knowledge of Sellers, the Corporation has any and all licenses, permits, and contracts necessary and/or appropriate to operate the Business in the manner in which the Business is currently operated.

                  6.13 Hazardous Materials. To the knowledge of Sellers, the Business has not dealt in any manner with any hazardous or toxic materials or waste.

                  6.14 Judgments Against Corporation and/or Business. To the knowledge of Sellers, neither the Corporation nor the Business is under any governmental investigation, no such investigation has been threatened, and there are no judgments against the Corporation, the Business or the assets of the Corporation.

                  6.15 Complete Sale. All assets used by the Corporation in the operation of the Business are either owned by the Corporation or leased by the Corporation under the leases described on Schedule 3.2 (c) attached hereto. The assets of the Corporation include, without limitation, the assets identified on Schedule 6.15 Attached hereto.

                  By this Agreement, Sellers sell to Buyer all of the issued and outstanding shares of capital stock of the Corporation which Sellers own or have a right to acquire, including but not limited to any and options to acquire shares of any type, except for Sellers' warrants and options, which warrants and options Sellers will cancel.

                  6.16 Amounts Owing to Sellers. No amounts are owing to any of the Sellers from the Corporation other than Sellers' Receivables, expenses incurred by such Seller in connection with the Business, commissions owing and contingent obligations to Sellers related to the Tinton Bank Obligation and the Moore Letter of Credit.

                  6.17 Inventory. The inventory held by the Corporation is useable and in good condition, with not more than 10% thereof being obsolete, and all of the Inventory is owned by the Corporation, none of it being held by the Corporation on consignment. To the knowledge of Sellers, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Corporation.

                  6.18 Disclosure Materials. The financial condition of the Business is as presented in the financial information, including tax returns and financial statements, and books and records provided by Sellers to Buyer. To the knowledge of Sellers, those materials and the other materials disclosed to Buyer are true, complete and accurate in all respects, and fairly represent the information they purport to provide. To the knowledge of Sellers, all of the information disclosed, as a whole, does not contain any statement that, as of the date hereof, is false or misleading, and does not omit to state any material fact
         (i) necessary to make the statements made, in light of the circumstances under which they were made, not false or misleading, or
         (ii) necessary to provide Buyer with complete and accurate information as to the assets and financial standing of the Business. Sellers have provided Buyer with complete and accurate copies of all organizational documents of and/or relating to the Corporation, as well as a complete copy of the existing minute book(s) for the Corporation.

                  6.19 Defaults. To the knowledge of Sellers, there are no defaults or events with which the giving of notice or the passage of time would constitute defaults under any document under which the Corporation is obligated, except that the Corporation is in default under its obligations to keep the prospectus updated relating to the public warrants and the warrants issued to Deco Disc.

                  6.20 Vendor Accounts. Sellers shall do nothing to cause the Corporation to lose any of the Corporation's supplier and other vendor accounts, or to cause adverse changes in the account terms.

                  6.21 Material Contracts. Except as disclosed in Schedule 3.2(c) attached hereto, disclosed in the Corporation's Financial Statements or known to Buyer, to the best of Sellers' knowledge, the Corporation is not a party to or bound by any agreement not made in the ordinary course of its business which is material to the financial condition or operations of the Corporation.

                  6.22 Outstanding Liabilities. To the knowledge of Sellers, there are no liabilities of the Corporation other than as are shown on the June 30, 1998 Financial Statements, and other than liabilities arising in the normal course of business since the June 30, 1998 Financial Statements.

                  6.23 Losses. To the knowledge of Sellers, there are no unrealized or anticipated losses on any commitment or contract of the Corporation.

                  6.24 Patents. Except as disclosed on Schedule 6.24 attached hereto, to the Sellers' knowledge, there is no litigation pending or threatened with respect to the patents of the Corporation, there is no outstanding order, judgment, decree or stipulation affecting the validity or enforceability of said patents, there exits no outstanding notices of infringement given by the Corporation regarding the patents, there are no pending interferences or other contested proceedings pending, or to the knowledge of Sellers that are in the process of being instituted, in the United States Patent Office or in the courts, relating to said patents, and, to the best knowledge of Sellers, none of the Corporation's patents are being presently infringed.

                  6.25 Receivables. All accounts receivable of the Corporation arose in the regular course of business, and, to the best knowledge of Sellers, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are collectable and subject to no defenses or counterclaims, except as may be reserved against in the Corporation's financial statements.

                  6.26 Employees. There are no employee benefits for the Corporation's employee other than those described in Schedule 3.2(d) attached hereto. To the knowledge of Sellers, the Corporation is in compliance with all terms of all employee benefit plans of the Corporation.

                  Sellers have provided to Buyer a complete and accurate list of the following information for each employee of the Corporation, including each employee on leave of absence or layoff status: name; job title; current compensation; vacation and sick pay accrued; and services credited for purposes of vesting and eligibility to participate in any of the Corporation's employee benefit plans.

                  6.27 No Conflicts. The execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered by Sellers pursuant hereto, and the consummation by Sellers of the transactions contemplated herein or therein:

                           (a) Will not violate or conflict with any applicable
                  federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court ("Law");

                           (b) Except as may be required to comply with the
                  Securities Act and the Exchange Act, will not require any authorization, consent, approval, exemption or other action by or notice to any government entity (including, without limitation, under any "plant closing" or similar law) (neither Sellers nor the Corporation are required to give any notice or to obtain any consent from any person, entity, or governmental agency in connection with the execution and delivery of this Agreement or the consummation of the Transaction);

                           (c) Will not constitute a default or an event that,
                  with notice, lapse of time, or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of the Corporation or any lease, license, promissory note, conditional sales, contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Corporation is a party or by which the Corporation or its property is bound.

                           (d) Will not cause the creation or imposition of any
                  lien, charge, or encumbrance on any of the properties of the Corporation;

                           (e) Will not give any governmental body the right to
                  revoke, withdraw, suspend, cancel, terminate, or modify any governmental authorization held by the Corporation or that otherwise relates to the Business, except with respect to immaterial instances; and

                           (f) Will not cause Buyer or the Corporation to become
                  subject to, or to become liable for, the payment of any tax which relates to time periods prior to the Closing.

                  6.28 Violations of Law.

                           (a) To the knowledge of Sellers, none of the present
                  or past operations of the Business, the products of the Business, or the Corporation's assets violate or conflict, in any material respect, with any permits, any law (including environmental laws), governmental specification, authorization, or requirement, or any decree, judgment, order, or similar restriction. To the knowledge of Sellers, neither the Corporation nor any supplier of the Corporation is the subject of an inspection or inquiry regarding violations or alleged violations of any law by any state, federal, or local agency.

                           (b) To the knowledge of Sellers, there are no
                  proceedings, threatened proceedings, orders, notice of violations, inspection reports, and other similar occurrences, if any, relating to the conduct of the Business or the Corporation's assets.

                           (c) To the knowledge of Sellers, the Corporation has
                  not been the subject of an Occupational and Safety Health Administration inspection or found by any agency to be in violation of any state or federal occupational safety or health law in the conduct of the Business.

                  6.29 Condition and Sufficiency of Assets. To the knowledge of Sellers, all tangible assets of the Corporation are in operating condition and repair, and are adequate for the uses to which they are being put, and none of such items is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the knowledge of Sellers, the assets are sufficient for the continued conduct of the Corporation's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

                  6.30 Bank Accounts. Sellers have to the best of their knowledge, disclosed to Buyer the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Corporation maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all individuals authorized to draw thereon, make withdrawals therefrom or otherwise have access thereto.

                  6.31 Intentionally Omitted.

                  6.32 Environmental Matters. For the purposes of this Section:

                           (i) "Environmental Law" means all federal, state,
                  local, foreign, and other applicable jurisdiction Laws relating to the environment or the use, disposal, existence, or release of any Hazardous Materials, including but not limited to any and all Laws concerning, affecting, controlling, or in any way relating to, whether in whole or in part, noise levels, ground vibrations, air pollutants, water pollutants, process waste water, or Hazardous Materials;

                           (ii) "Environmental Release" means any release,
                  spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property;

                           (iii) "Hazardous Materials" means: (A) any waste,
                  hazardous waste, pollutant, contaminant, or hazardous or toxic substance regulated by Law; (B) asbestos; (C) formaldehyde;
                  (D) polychlorinated biphenuls; (E) radioactive materials; (F) waste oil and other petroleum products; and (G) any other substance which constitutes a nuisance or hazard to the environment or to the public health, safety, or welfare;

                           6.32.1 To the knowledge of Sellers, the Corporation is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Sellers have no basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any of the Corporation's properties or assets, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the Corporation's properties or assets (whether real, personal, or mixed) in which Sellers or the Corporation have had an interest, or with respect to any of the Corporation's properties at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Corporation, or any other person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           6.32.2 Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Corporation pertaining to Hazardous Materials or hazardous activities in, on, or under the Corporation's properties or concerning compliance by Sellers, the Corporation, or any other person for whose conduct they are or may be held responsible, with Environmental Laws.

                  6.33 Intellectual Property.

                           (a) Sellers have provided Buyer with a true, correct
                  and complete list of: (i) all patents held by the Corporation and all re-examinations, re-issues, divisions, continuations, continuations in part and extensions thereof and all pending patent applications by the Corporation, including for each such patent the serial or patent number, country, filing and expiration date and title, (ii) all registered trademarks of the Corporation and pending trademark registrations by the Corporation, including, for each such trademark, the registration number, country, filing and expiration date, mark and class, (iii) all registered copyrights of the Corporation and copyright applications by the Corporation, including the registration number, country and filing and expiration date of each such copyright, and (iv) all service marks, trade names and brand names of the Corporation, used in the Business (whether or not registered) (all of the foregoing collectively referred to as the "Intellectual Property"). All such patents, trademarks and copyrights are properly registered, any applications therefor have been properly made, and all annuity, maintenance, renewal and other fees in connection with any of the foregoing are current.

                           (b) Sellers have provided Buyer with a list of all
                  material licenses, contracts, commitments (including, without limitation, confidentiality agreements) to which to the knowledge of Sellers, the Corporation is a party or otherwise subject relating to the Intellectual Property, including, without limitation, computer software (except for standard licensing agreements or provisions from the seller or licensor of such software). During the preceding three (3) fiscal years and the current fiscal year to date, no claim or allegation of infringement has been made by or against the Corporation, whether relating to any item of Intellectual Property or otherwise, no claim or allegation of misappropriation or misuse of any item of Intellectual Property has been made by or against the Corporation, and no claim or allegation has been asserted against the Corporation with respect to the ownership or use of any of the Intellectual Property by the Corporation or challenging or questioning the validity or effectiveness of any such license, contract or commitment, and there does not exist to the knowledge of any Seller or of the Corporation any valid basis for any such claim or allegation.

                           (c) The Corporation has good and valid title to, or
                  otherwise possesses rights to use, the Intellectual Property.

                  6.34 Intentionally omitted.

                  6.35 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental person, whether federal, state or local, is required of Sellers in connection with the execution or delivery by Seller of this Agreement or the consummation by Sellers of any of the transactions contemplated hereby, except as may be required to comply with the Securities Act or the Exchange Act and a filing with the Colorado Secretary of State pertaining to the preferred stock contemplated to be issued to the Buyer.

                  6.36 Customers and Supplier. Sellers have provided Buyer with a list, which to the knowledge of Sellers, sets forth the ten (10) largest customers of the Corporation in terms of dollar volume of sales for the three (3) preceding fiscal years and for the current fiscal year, showing the approximate total dollar amount of sales to each such customer during each such fiscal year. Sellers have provided Buyer with a list, which to the knowledge of Sellers, sets forth the ten (10) largest suppliers to the Corporation in terms of dollar volume of purchases for the three (3) preceding fiscal years and for the current fiscal year showing the approximate total dollar amount of purchases from each supplier during each such fiscal year. To the knowledge of Sellers, since January 1, 1994, the Corporation has not received any notice from and has not otherwise been informed or made aware that any such ten (10) largest suppliers or customers will be terminating or curtailing its business with the Corporation in a manner that would have a material adverse effect on the Corporation, except as may be indicated in the lists, and by virtue of any decrease in business or production from such customers or suppliers over the three (3) year period indicated, to the date of the Closing.

                  6.37 Changes in the Corporation or its Documents. Except as set forth in Schedule 6.37, none of the following has occurred within the last twelve months prior to the date of this

         Agreement: (i) any change in the Articles of Incorporation or Bylaws of the Corporation; (ii) any change in the number of shares of stock issued and outstanding; (iii) the merger or consolidation of the Corporation with or into any other corporation or other entity; (iv) declaration or payment by the Corporation of any dividend or any repurchase by the Corporation of any shares of stock of the Corporation; or (v) except in the ordinary course of business and consistent with the Corporation's past practice, any increase in the compensation payable by the Corporation to any director, officer, employee or agent, or payment of any bonus, severance payment or other compensation to any director, officer, employee or agent, or the entering into of any agreement of any type which is not terminable by the Corporation on no more than 30 days notice.

                  6.38 Shareholders Agreements and Other Agreements. Except as set forth in Schedule 6.38, there are no shareholders agreements of any type, including but not limited to any voting trust agreements, voting agreements or similar arrangements restricting voting rights or the transferability of any interest in the Corporation relating to the capital stock of the Corporation, or otherwise relating to the Corporation. Furthermore, there are no employment agreements, consulting agreements or similar type agreements relating to the Corporation, other than one independent contractor agreement which is terminable by the Corporation on not more than 30 days notice. There are no leases affecting the Corporation other than one lease of real property in California, where the leased property has been subleased to third parties.

                  6.39 Certain payments. To the knowledge of Sellers, neither the Corporation nor any director, officer, agent or employee of the Corporation, or any other person associated with or acting for or on behalf of the Corporation, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services: (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Corporation, or
         (iv) in violation of any law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Corporation.

                  6.40 SEC Filings Complete. To Sellers' knowledge, the Corporation's most recent Form 10-K for the fiscal year ended December 31, 1997 and all intervening Form 8-Ks and Form 10-Qs, and the Corporation's most recent annual meeting proxy statement and most recent registration statement filed under the Securities Act, all as filed with the SEC, do not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time such document was filed or became effective. Since the filing of the most recent Form 10-K, no other document has been required to be filed by the Corporation with the SEC which has not been filed, and no event or transaction has occurred which will thereafter be required to be disclosed by the Corporation in an Form 10-Q, Form 8-K or similar filing except as expressly disclosed in this Agreement.

                  Sellers will cooperate with Buyer with respect to all filings that Buyer or the Corporation make in connection with this Transaction.

                  6.41 Products. To the knowledge of Sellers, the products offered currently or in the past by the Corporation for sale meet all product and/or process specifications which they purport or are required to meet, and satisfy in all material respects all applicable laws.

         An individual will be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter without inquiring.

         The representations and warranties in this Section, and elsewhere in this Agreement shall survive the Closing of the Transaction for a period of two
(2) years.

         Sellers will indemnify and defend and hold Buyer free and harmless from and against any liability, obligation, loss, cost and expense, including attorneys' fees incurred by Buyer, in connection with any material breach by Sellers of any their representations, warranties or covenants, contained in this Agreement. Provided, however, that each Seller's maximum liability under this paragraph and this Agreement, shall be limited to the aggregate value of the consideration received by such Seller from Buyer under this Agreement.

         7. REPRESENTATIONS AND WARRANTIES OF BUYER. In addition to the other representations and warranties of Buyer appearing in this Agreement, Buyer hereby represents and warrants, as follows:

                  7.1 Due Incorporation. Buyer is duly organized, validly existing and in good standing under the laws of the State of Arizona. To the knowledge of Buyer, Buyer is duly licensed or qualified to do business and is in good standing in each State where the property owned or held under lease is such as to require the Buyer to be so licensed or qualified, except those states where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition or operations of Buyer or its business. To the knowledge of Buyer, Buyer has the corporate power and authority to own and operate its properties and carry on its business as now conducted.

                  7.2 Authority. Buyer has full power and authority to enter into and perform its obligations under this Agreement, and the documents herein required to consummate the Transaction. This Agreement has been approved by all required action of the Board of Directors and shareholders of Buyer. This Agreement constitutes the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                  7.3 Capitalization. The authorized capital stock of the Buyer as of the date of this Agreement is 235,000,000 shares of common stock, no par value, of which there are 106,942,457 shares issued and outstanding, and 100,000,000 shares of Series A preferred stock, no par value, of which there are no shares issued and outstanding. No other shares of capital stock of the Buyer are outstanding. To the knowledge of Buyer, all issued shares and the shares of Preferred Stock to be issued to Sellers, have been duly authorized, and the issued and outstanding shares of stock, and the shares of Preferred Stock to be issued to Sellers, are fully paid, non-assessable, and were and will not be issued in violation of the terms of any agreement or other understanding, and were and will be issued in compliance with all applicable federal and state securities or "blue sky" laws and regulations.

                  7.4 Financial Information. Buyer has furnished to Sellers, true, correct and complete copies of Buyer's financial statement, including a balance sheet, profit and loss statement and notes thereto, for the fiscal year ended December 31, 1997, and interim financial statements for June 30, 1998 ("Buyer's Financial Statements"). To the knowledge of Buyer, Buyer's Financial Statements were prepared in accordance with the books and records of the Buyer, have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial condition of the Buyer as of their respective dates and the results of operations and changes in financial positions for the periods then ended.

                  Buyer's Financial Statement for the fiscal year ended December 31, 1997 has been audited by Ernst and Young, independent certified public accountants. To the knowledge of Buyer, all financial statements provided by Buyer, except for adjustments from matters raised during the audit, do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business, except as expressly specified therein.

                  7.5 Taxes. To the knowledge of Buyer, all federal and state income, excise, franchise, payroll, property, sales, and other tax returns required to be filed by or with respect to the Buyer (except returns not yet due) have been filed, are complete and accurately reflect in all material respects all matters therein required to be reflected, and all taxes shown on such returns to be due, and any assessments received by the Buyer with respect thereto, have been paid in full.

                  7.6 Material Changes. To the knowledge of Buyer, from the date of Buyer's Financial Statements, through the date hereof, Buyer's business has been conducted only in the ordinary course, there have been no material adverse changes in the financial condition or operations of its business except as set forth on Schedule 7.6 and there has been no damage, destruction or other occurrence (whether or not insured against) which materially adversely affects the financial condition or operations of Buyer's business.

                  7.7 Title to Assets; Liens. To the knowledge of Buyer, Buyer owns all assets it purports to own, including all assets reflected in Buyer's Financial Statements. All assets of the Buyer are free and clear of all restrictions, claims, liens, encumbrances or rights of others, other than those imposed under the Articles of Incorporation or Bylaws of the Buyer, and other than as set forth in Buyer's Financial Statements, and other than for debts incurred or amended since the date of Buyer's Financial Statements.

                  7.8 Litigation. To the knowledge of Buyer, and except as disclosed on Schedule 7.8 attached hereto, there is no litigation, proceeding, or investigation pending against Buyer or its business, and Buyer has no reasonable grounds to know any basis for such litigation, proceeding or investigation.

                  7.9 Compliance with Laws. Buyer is not aware of any investigation with respect to any violation of any provision of any federal, state or local law, regulation, ordinance, order or administrative ruling, relating to Buyer or its business.

                  7.10 Licenses. To the knowledge of Buyer, Buyer has any and all licenses, permits, and contracts necessary and/or appropriate to operate its business in the manner in which the business is currently operated.

                  7.11 Hazardous Materials. To the knowledge of Buyer, Buyer has not dealt in any manner with any hazardous or toxic materials or waste, as defined under any federal, state or local law.

                  7.12 Judgments Against Buyer and/or its Business. To the knowledge of Buyer, neither the Buyer nor its business is under any governmental investigation, no such investigation has been threatened, and there are no judgments against the Buyer, its business or the assets of Buyer.

                  7.13 Defaults. To the knowledge of Buyer, there are no defaults or events with which the giving of notice or the passage of time would constitute defaults under any document under which the Buyer is obligated.

                  7.14 No Conflicts. The execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto, and the consummation by Buyer of the transactions contemplated herein or therein:

                           (a) Will not violate or conflict with any applicable federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court ("Law");

                           (b) Will not require any authorization, consent, approval, exemption or other action by or notice to any government entity (including, without limitation, under any "plant closing" or similar law) (neither Sellers nor the Buyer are required to give any notice or to obtain any consent from any person, entity, or governmental agency in connection with the execution and delivery of this Agreement or the consummation of the Transaction);

                           (c) Will not constitute a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of Buyer or any lease, license, promissory note, conditional sales, contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Buyer is a party or by which Buyer or its property it bound.

                           (d) Will not cause the creation or imposition of any lien, charge, or encumbrance on any of the properties of Buyer.

                           (e) Will not give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any governmental authorization held by the Buyer or that otherwise relates to Buyer's business, except with respect to immaterial instances; and

                           (f) Will not cause Buyer to become subject to, or to become liable for, the payment of any tax which relates to time periods prior to the Closing.

                  7.15 Violations of Law.

                           (a) To the knowledge of Buyer, none of the present or
                  past operations of its business, the products of the Business, or the Buyer's assets violate or conflict, in any material respect, with any permits, any law (including environmental laws), governmental specification, authorization, or requirement, or any decree, judgment, order, or similar restriction. To the knowledge of Buyer, neither the Buyer nor any supplier of the Buyer is the subject of an inspection or inquiry regarding violations or alleged violations of any law by any state, federal, or local agency.

                           (b) To the knowledge of Buyer, there are no
                  proceedings, threatened proceedings, orders, notice of violations, inspection reports, and other similar occurrences, if any, relating to the conduct of its business or the Buyer's assets.

                           (c) To the knowledge of Buyer, Buyer has not been the
                  subject of an Occupational and Safety Health Administration inspection or found by any agency to be in violation of any state or federal occupational safety or health law in the conduct of its business.

                  7.16 Environmental Matters. For the purposes of this Section:

                           (i) "Environmental Law" means all federal, state,
                  local, foreign, and other applicable jurisdiction Laws relating to the environment or the use, disposal, existence, or release of any Hazardous Materials, including but not limited to any and all Laws concerning, affecting, controlling, or in any way relating to, whether in whole or in part, noise levels, ground vibrations, air pollutants, water pollutants, process waste water, or Hazardous Materials;

                           (ii) "Environmental Release" means any release,
                  spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property;

                           (iii) "Hazardous Materials" means: (A) any waste,
                  hazardous waste, pollutant, contaminant, or hazardous or toxic substance regulated by Law; (B) asbestos; (C) formaldehyde;
                  (D) polychlorinated biphenuls; (E) radioactive materials; (F) waste oil and other petroleum products; and (G) any other substance which constitutes a nuisance or hazard to the environment or to the public health, safety, or welfare;

                           7.16.1 To the knowledge of Buyer, the Buyer is, and
                  at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Buyer has no basis to expect, nor has any Buyer or any other person for whose conduct Buyer is or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any of the Buyer's properties or assets, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the Buyer's properties or assets (whether real, personal, or mixed) in which the Buyer had an interest, or with respect to any of the Buyer's properties at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Buyer, the Buyer, or any other person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                           7.16.2 Buyer has delivered to Sellers true and
                  complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Buyer pertaining to Hazardous Materials or hazardous activities in, on, or under the Buyer's properties or concerning compliance by Buyer, or any other person for whose conduct Buyer is or may be held responsible, with Environmental Laws.

                  7.17 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental person, whether federal, state or local, is required of Buyer in connection with the execution or delivery by Buyer of this Agreement or the consummation by Buyer of any of the transactions contemplated hereby, except as may be required to comply with the Securities Act or the Exchange Act and a filing with the Colorado Secretary of State pertaining to the preferred stock contemplated to be issued to Buyer.

                  7.18 Buyer's Intent. In order to induce Sellers to sell the Stock and the Sellers' Receivables to Buyer, Buyer represents and warrants to Sellers that Buyer is acquiring the Stock and any securities that Buyer may obtain upon conversion of the Sellers' Receivables into securities, for investment, for its own account and not with a view to further distribution thereof, and Buyer further represents and warrants that neither it nor any affiliate of Buyer has any present intent to dissolve or liquidate the Corporation, or to dissipate its assets or to take any actions which are not commercially reasonable and might be viewed as materially detrimental to the shareholders of the Corporation; provided, however, that Buyer does intent to convert Sellers' Receivables to stock, and consummate a reverse merger, as described herein.

                  7.19 Buyer's Due Diligence. Buyer acknowledges that it has completed its own due diligence investigation of the Corporation, including but not limited to reviewing the books and records of the Corporation. Buyer further acknowledges that it has reviewed internal financial statements for the Corporation as at June 30, 1998. Buyer further acknowledges and understands that the Corporation has been losing money every month in the recent past and that such losses shall not be considered in determining whether or not an adverse material affect on the financial condition of the Corporation has occurred.

         An individual will be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter without inquiring.

         The representations and warranties of Buyer in this Section, and elsewhere in this Agreement shall survive the Closing of the Transaction for a period of two (2) years.

         Buyer will indemnify and defend and hold Sellers, and each of them, free and harmless from and against any liability, obligation, loss, cost and expense, including attorneys' fees incurred by Sellers or any of them, in connection with any material breach by Buyer of any its representations, warranties or covenants, contained in this Agreement; provided, however, that Buyer's maximum liability for indemnification under this paragraph and elsewhere in this Agreement shall be limited to $1,500,000.00.

         8. EXPENSES. Each party shall bear its own expenses in completing the Transaction. "Expenses" shall mean any expense of any nature incurred in connection with the Transaction, including without limitation attorneys' fees, accounting fees, filing fees and other costs.

         9. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Arizona, without giving effect to the conflicts of laws rules thereof. The courts of the State of Arizona shall have the sole and exclusive jurisdiction and venue in any case or controversy arising under this Agreement or by reason of this Agreement. The parties agree that any litigation or arbitration arising from the interpretation or enforcement of this Agreement shall be only in either Maricopa County Superior Court or in the United States Federal District Court for the District of Arizona, and for this purpose each party to this Agreement (and each person who shall become a party) hereby expressly and irrevocably consents to the jurisdiction and venue of such courts.

         10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. No Sellers may assign any rights of the Sellers under this Agreement without the prior written consent of Buyer and the remaining Sellers.

         11. ENTIRE AGREEMENT. Except as otherwise set forth herein, this Agreement constitutes the entire agreement between the parties which respect to the subject matter hereof, and supersedes all prior understandings, if any, with respect thereto.

         12. FURTHER ASSURANCES. The parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as any party may reasonably require to consummate, evidence, or confirm any agreement contained herein in the manner contemplated hereby.

         13. MODIFICATION. Any modification or waiver of any term of this Agreement, including a modification or waiver of this term, must be in writing and signed by the parties to be bound by the modification or waiver.

         14. SEVERABILITY. In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect as fully as though such invalid, illegal or unenforceable portion had never been a part of this Agreement.

         15. COUNTERPARTS, FACSIMILE SIGNATURES. This Agreement may be executed by the parties in one or more counterparts, and any number of counterparts signed in the aggregate by the parties shall constitute a single instrument. The parties authorize and agree to accept facsimile signatures in counterparts to this Agreement, and that said facsimile signatures shall for all purposes be binding upon the parties as if the same were original signatures.

         16. ATTORNEY'S FEES. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement, or of any provision hereof, or for a declaration of rights hereunder, the prevailing party(s) of such action or proceeding shall be entitled to receive from the other involved party or parties all costs and expenses, including reasonable attorneys' fees and expert witness fees incurred by the prevailing party(s) in connection with such action or proceeding.

         17. NOTICES. Any notice or communication given under the terms of this Agreement ("Notice") shall be in writing and shall be delivered in person or mailed by certified mail, return receipt requested, in the United States Mail, postage pre-paid, addressed as follows:

                      If to Friedland:    Les Friedland
                                          37 Mohawk Avenue
                                          Oceanport, New Jersey 07757

                      If to Lesnick:      Dan Lesnick
                                          564 Grant Street
                                          Newtown, Pennsylvania 18940

                      If to Moore:        Howard W. Moore
                                          2056 Bobtail Circle
                                          Henderson, Nevada 89012

                      If to Buyer:        Futech Interactive Products, Inc.
                                          Attention: Vincent W. Goett
                                          2999 North 44th Street, Suite 225
                                          Phoenix, Arizona 85018-7247

or at such other address as a person may from time to time designate by Notice hereunder. Notice shall be effective upon delivery in person, or if mailed, at midnight on the third business day after the date of mailing.

         18. PARAGRAPH TITLES AND HEADINGS. The titles and headings of sections of this Agreement are for the convenience of reference only, and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement, and shall not affect the construction of any provision of this Agreement.

         19. PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by legal requirements, Sellers shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person. Sellers and Buyer will consult with each other concerning the means by which the Corporation's employees, customers, and suppliers and others having dealings with the Corporation will be informed of this Agreement and the Transactions, and Buyer will have the right to be present for any such communication.

         20. MISCELLANEOUS. The parties agree that each party and its counsel have reviewed and revised this Agreement, or had an opportunity to review and revise this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement or any amendments or exhibits hereto. In the event of default by Sellers hereunder, Buyer shall, in addition to its other remedies under this Agreement and in law or equity, be entitled to specific performance of Sellers' obligations under this Agreement. The parties do not intend to confer any benefit upon any person, firm, or corporation other than the parties hereto. No representation or warranty herein may be relied upon by any person not a party to this Agreement. No waiver of any provision of this Agreement shall be effective unless made in writing.

         21 GUARANTY REGARDING SELLERS' SPOUSES. Each Seller who is married hereby represents, warrants, and guaranties that he has the authority to enter into and consummate the Transaction, including the transfer of the Stock, without the signature or consent of his spouse, and agrees to defend and hold Buyer harmless from and against any and all loss and expense, including attorneys' fees and costs, incurred by Buyer as a result of said representation not being accurate.

         22. BROKERS. Each party to this Agreement represents and warrants that he/she/it has not dealt with a broker regarding this transaction, and agrees to indemnify, defend and hold the other parties to this Agreement harmless from and against any and all expenses or other obligations, including attorneys' fees and costs, claimed by any broker or finder as a result of dealings with the indemnifying party.

         23. AUTHORITY. Any individual executing this Agreement on behalf of an entity represents and warrants that such individual has the right and authority to execute this Agreement on behalf of such entity and that the entity will be bound by this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                           SELLERS:    /s/ Les Friedland
                                       ----------------------------------------
                                       Les Friedland

                                       /s/ Dan Lesnick
                                       ----------------------------------------
                                       Dan Lesnick

                                       /s/ Howard W. Moore
                                       ----------------------------------------
                                       Howard W. Moore


                                       HOWARD W. MOORE and HELENE MOORE
                                       REVOCABLE TRUST DATED NOVEMBER 1, 1996

                                       By: /s/ Howard W. Moore
                                          -------------------------------------
                                                Howard W. Moore, Trustee

                                       By:  /s/ Helene Z. Moore
                                          -------------------------------------
                                                Helene Z. Moore, Trustee

                                       HOWARD MOORE & ASSOCIATES, INC.

                                       By:  /s/ Howard W. Moore
                                          -------------------------------------
                                                Howard W. Moore, President

                                       HOWARD MOORE & ASSOCIATES DEFINED
                                       BENEFIT PLAN AND TRUST

                                       By: /s/ Howard W. Moore
                                          -------------------------------------
                                                Howard W. Moore, Trustee

                           BUYER: Futech Interactive Products, Inc., an Arizona corporation


                                       By: /s/ Vincent W. Goett
                                          -------------------------------------
                                             Vincent W. Goett, CEO


                           GOETT:      /s/ Vincent W. Goett
                                          -------------------------------------
                                       Vincent W. Goett

                                LIST OF SCHEDULES

Schedules                  Subject Matter

2.1(d)                     Promissory Note Form
3.2                        Net Liabilities Calculation
3.2 (c)                             Leases and Contracts
3.2 (d)                             Approved Employee Benefits
6.3                        Exceptions to Capitalization
6.4                        Subsidiaries
6.7                        Material Changes of Corporation
6.9                        Litigation involving Corporation
6.15                       Certain Assets of Corporation
6.24                       Patent Exceptions
6.37                       Changes in Corporation and Documents
6.38                       Shareholders and Related Agreements
7.6                        Material Changes of Buyer
7.7                        Litigation involving Buyer